EXHIBIT 99.1

ATMI Acquires Full Control of SDS(R) Rights

Incremental Quarterly Contribution of $7M-$8M Revenue and $0.08-0.09 of Diluted EPS Expected Beginning in the Second Quarter of 2012

DANBURY, Conn., Oct. 31, 2011 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today announced it has taken control of, and responsibility for, worldwide distribution of ATMI's proprietary Safe Delivery Source, or SDS®, gas storage and delivery system and related technologies from Matheson Tri-Gas, Inc. The two companies have signed an agreement that terminates Matheson's license, manufacturing, and distribution agreement in exchange for a $95 million cash payment.

"SDS technology has delivered tremendous efficiency improvements to the ion implantation process in the semiconductor industry," said Doug Neugold, ATMI's Chairman, Chief Executive Officer, and President. "ATMI and Matheson worked effectively to develop the product and application to the benefit of customers worldwide. Both parties agree that now is the right time to change our relationship."

Neugold continued, "With this agreement, we are assuming responsibility for all aspects of the product, including manufacturing, distribution, logistics, and — most critically — the direct sales interface with customers. Bringing this product and future ion implantation technologies directly to customers through ATMI's applications and global customer support teams will allow us to deliver the best product and service to them as they work to solve ever more complex process problems. We also are pleased to announce that Taiyo Nippon Sanso Corporation, Matheson's parent entity, has agreed to continue as ATMI's distributor of the SDS product line in Japan. Also, Matheson will continue to manufacture a portion of the SDS products for up to two years and will provide distribution and logistics services to ATMI during a transitional period."

"We are appreciative of the long history of distribution success with our partner, Matheson Tri-Gas, which was instrumental in establishing the SDS product line as the industry standard for delivery of hazardous gases into the ion implantation marketplace," Neugold said.

"This deal further advances our leading market position and will significantly strengthen our base revenues, margins, and earnings," said Tim Carlson, ATMI's Chief Financial Officer. "The transaction will be highly accretive and is expected to generate $7-8 million of incremental product revenues and $0.08-0.09 of incremental earnings per diluted share on a quarterly basis, beginning in the second quarter of 2012. Over the fourth quarter of 2011 and the first quarter of 2012, revenue will be impacted by reversals related to previously recognized product shipments into the Matheson distribution channel, as well as inventory burn in regions where Matheson will continue to sell the product until ATMI secures the appropriate licenses and permits to fully conduct business. The expected unfavorable impact on revenues over the combined next two quarters could be up to $16 million, when compared to the expected post-transaction revenue level. Additionally, under existing accounting rules, we expect to take a one-time contract termination charge of approximately $80-$85 million in the fourth quarter, subject to completion of our fair value analysis."

Neugold added, "This is an important strategic milestone for ATMI, further demonstrating our capabilities as one of the most critical performance materials suppliers to the industry's leading customers. By bringing the SDS products completely in house, we are leveraging our advanced- node-focused development capabilities and product portfolio, further strengthening our interactions with customers as we work to help them meet their goals."

A conference call (dial-in: 877.766.0748, conference ID: 23746040) and webcast discussing the details of this transaction will be held at 11:00 a.m. Eastern time, tomorrow, November 1, 2011. The webcast of the conference call will be available on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2011 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2010, and other subsequent filings, including the September 30, 2011 Form 10-Q, filed with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

CONTACT: Dean Hamilton
         Director
         ATMI Investor Relations & Corporate Communications
         203.207.9349, Direct
         203.794.1100 x9349
         dhamilton@atmi.com